Exhibit 12 (a)

                             BNP U.S. FUNDING L.L.C.
                             -----------------------

                Computation of ratio of earnings to fixed charges
                          (in thousands, except ratios)


                                                         Twelve-month
                                                         period ended
                                                       December 31, 2000
                                                       -----------------

Net income....................................           $     66,341
                                                               ------
Fixed Charges
      Audit Fees..............................                     79
      Trustee Fees............................                    120
      Administrative Fees.....................                    771
                                                                  ---
Total Fixed Charges...........................                    970
                                                                -----
Earnings before fixed charges.................           $     67,311
                                                               ======
Fixed charges, as above.......................                    970
                                                                 ----
Ratio of earnings to fixed charges............                  69.39
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